Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS FIRST QUARTER 2011 RESULTS

Philadelphia, PA – April 19, 2011.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the first quarter ended March 31, 2011.

First Quarter Highlights

•	Gross profit improves by 17%

•	Comparable segment income up 26%

•	Income Per Diluted Share $0.10; Before Certain Items increases to $0.48 from $0.30

•	Global beverage can sales unit volumes up 6%

Net sales in the first quarter grew to $1,882 million over the $1,777 million in the first quarter of 2010, primarily driven by increased global sales unit volumes and $13 million from foreign currency translation.

First quarter gross profit improved 16.8% to $292 million over the $250 million in the 2010 first quarter, reflecting an increase in global sales unit volumes, cost reductions including plant efficiencies, and $2 million from foreign currency translation.

Selling and administrative expense was $102 million in the first quarter compared to $79 million in the prior year.  The increase reflects a one time benefit (recorded as a reduction to corporate and other unallocated items) of $20 million realized in the 2010 first quarter from the settlement of a legal dispute unrelated to the Company’s ongoing operations and $1 million due to foreign currency translation.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) rose to $190 million in the first quarter over the $171 million in the first quarter of 2010 including $1 million of improvement due to foreign currency translation.  Segment income of $171 million in the first quarter of 2010 included the settlement benefit of $20 million referred to above.  Before the one-time benefit realized in the 2010 first quarter, segment income improved 25.8% and increased to 10.1% of net sales in 2011 over the 8.5% in the 2010 first quarter.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “I am pleased to report that we are off to a very good start in 2011.  Globally, beverage can volumes were up 6% over last year’s first quarter as increasing contributions from our recent growth initiatives in Brazil, Eastern Europe and Asia continue to be realized.”

“Overall our metal vacuum closure and food can businesses performed very well in the first quarter.  In North America, an 8% increase in metal vacuum closure sales unit volumes and higher food can production levels drove profit improvement while in Europe food can unit sales increased by 3%,” said Mr. Conway.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

“Our emerging markets growth plans remain on schedule and budget.  During the first quarter, our new beverage can plant in Ponta Grossa, Brazil and capacity additions to our Izmit, Turkey facility were completed.  Earlier this month, second beverage can lines in Kechnec, Slovakia and Ponta Grossa were completed and, while early in their learning curve, are running well.  Additionally, a second beverage can production line is being installed in Estância, Brazil and construction of our new plant in Hangzhou, China is near completion, both on schedule to start-up in June.  Although we are still very early in 2011 we expect another solid performance this year,” Mr. Conway stated.

Interest expense in the first quarter was $56 million compared to $47 million in the first quarter of 2010.  The increase reflects the impact of higher average debt outstanding and higher average borrowing rates.

During the first quarter of 2011, the Company recorded a tax charge of $17 million ($0.11 per diluted share) in connection with the relocation of its European Division headquarters and management to Switzerland as of January 1, 2011.  The charge primarily represents the use of previously recognized tax loss carryforwards and is not expected to significantly affect the amount of cash taxes paid in 2011.  In addition, the Company also recognized restructuring charges of $25 million ($24 million, net of tax, or $0.15 per diluted share) in the first quarter of 2011 including $19 million related to the headquarters relocation described above.

“The relocation of our European headquarters to Switzerland will significantly increase management effectiveness by having our senior management team more centrally located to the Company’s operations across Europe, the Middle East and Africa as well as being in much closer proximity to many of our customers and suppliers,” noted Mr. Conway.  “Switzerland is an excellent location supported by outstanding and efficient infrastructure with a highly productive, well educated and multilingual workforce that strongly supports multinational business operations such as Crown’s,” said Mr. Conway.

In January 2011, the Company sold $700 million principal amount of 6.25% senior unsecured notes due 2021 and used a portion of the proceeds to retire all of the $600 million outstanding 7.75% senior secured notes due 2015.  In connection with the retirement of the 2015 notes, the Company recorded a loss of $30 million ($19 million, net of tax, or $0.12 per diluted share) for tender and call premiums and the write-off of deferred financing fees.

Net income attributable to Crown Holdings in the first quarter was $16 million, compared to $41 million in the first quarter of 2010.  Earnings per diluted share were $0.10 in the first quarter of 2011 compared to $0.25 in 2010.  Net income per diluted share before certain items improved 60% to $0.48 from $0.30 in 2010.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Net debt (a non-GAAP measure defined by the Company as total debt less cash) was $289 million higher at March 31, 2011 than at March 31, 2010, including $174 million from the purchase of non-controlling interests in 2010 and $47 million due to foreign currency translation.

Debt and cash amounts were:

	March 31,	December 31,	March 31,	December 31,
	2011	2010	2010	2009

Total debt	$$3,473	$3,048	$3,174	$2,798
Cash	409	463	399	459
Net debt	$$3,064	$2,585	$2,775	$2,339

Receivables securitizations not included in total debt above	$0	$0	$0	$232

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures).  In addition, the information presented regarding net income before certain items and income before certain items per diluted share does not conform to GAAP and includes non-GAAP measures.  Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share, cash flow or total debt data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources.  Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.  The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes net debt is a useful measure of the Company’s debt levels and that net income before certain items and income before certain items per diluted share can be used to evaluate the Company’s operations.  Segment income, free cash flow, net debt, net income before certain items and income before certain items per diluted share are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net debt, net income before certain items and income before certain items per diluted share can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, April 20, 2011 at 9:00 a.m. (EDT) to discuss this news release.  Forward-looking and other material information may be discussed on the conference call.  The dial-in numbers for the conference call are (415) 228-5025 or toll-free (800) 475-0233 and the access password is “packaging.”  A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com.  A replay of the conference call will be available for a one-week period ending at midnight on April 27.  The telephone numbers for the replay are (402) 220-5072 or toll free (800) 873-2118 and the access passcode is 9220.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to realize benefits from growth initiatives in Brazil, Eastern Europe and Asia, to achieve emerging markets growth within expected schedules and for anticipated costs, to commercialize new production capacity in Brazil and China, to meet expected performance in 2011 and to realize anticipated benefits and increased efficiencies from the relocation of the Company’s European headquarters to Switzerland, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2010 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President – Finance, (215) 698-5341, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended March 31,
	2011	2010
Net sales	$1,882	$1,777

Cost of products sold	1,550	1,483
Depreciation and amortization	40	44
Gross profit (1)	292	250
Selling and administrative expense	102	79
Provision for restructuring	25	22
Asset impairments and sales		(1)
Loss from early extinguishment of debt	30
Interest expense	56	47
Interest income	(4)	(1)
Translation and foreign exchange adjustments		(2)
Income before income taxes	83	106
Provision for income taxes	41	39
Net income	42	67
Net income attributable to noncontrolling interests	(26)	(26)
Net income attributable to Crown Holdings	$16	$41
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.10	$0.26
Diluted	$0.10	$0.25

Weighted average common shares outstanding:
Basic	154,610,056	160,714,929
Diluted	157,928,690	163,100,074
Actual common shares outstanding	155,836,025	161,947,341

                                                                                       (1)  A reconciliation from gross profit to segment income follows.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources.  Segment income is defined by the Company as gross profit less selling and administrative expense.  A reconciliation from gross profit to segment income for the three months ended March 31, 2011 and 2010 follows:

	Three Months Ended March 31,
	2011	2010
Gross profit	$292	$250
Selling and administrative expense	102	79
Segment income	$190	$171

Segment Information

	Three Months Ended March 31,
Net Sales	2011	2010

Americas Beverage	$512	$480
North America Food	188	197
European Beverage	340	314
European Food	422	404
European Specialty Packaging	100	91
Total reportable segments	1,562	1,486
Non-reportable segments	320	291
Total net sales	$1,882	$1,777

Segment Income

Americas Beverage	$63	$57
North America Food	28	16
European Beverage	45	52
European Food	52	40
European Specialty Packaging	7	3
Total reportable segments	195	168
Non-reportable segments	57	45
Corporate and other unallocated items	(62)	(42)
Total segment income	$190	$171

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items
The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended
	March 31,
	2011	2010
Net income attributable to Crown Holdings, as reported	$16	$41
Items, net of tax:
Settlement of dispute (1)		(20)
Provision for restructuring (2)	24	22
Asset impairments and sales (3)		(1)
Loss from early extinguishment of debt (4)	19
Income taxes (5)	17	7
Net income before the above items	$76	$49
Income per diluted common share as reported	$0.10	$0.25
Income per diluted common share before the above items	$0.48	$0.30

Effective tax rate as reported	49.4%	36.8%
Effective tax rate before the above items	26.1%	29.9%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the first quarter of 2010, the Company recorded a benefit of $20 million ($20 million, net of tax, or $0.12 per diluted share) in selling and administrative expense for a legal settlement unrelated to the Company’s ongoing operations.

(2)
In the first quarter of 2011, the Company recorded a restructuring charge of $25 million ($24 million, net of tax, or $0.15 per diluted share) primarily related to the relocation of its European Division headquarters from France to Switzerland.  In the first quarter of 2010, the Company recorded a restructuring charge of $22 million ($22 million, net of tax, or $0.14 per diluted share).

(3)	In the first quarter of 2010, the Company recorded a net gain of $1 million ($1 million, net of tax, or $0.01 per diluted share) for asset impairments and sales.

(4)
In the first quarter of 2011, the Company recorded a loss of $30 million ($19 million, net of tax, or $0.12 per diluted share) in connection with the early extinguishment of its $600 million senior secured notes due 2015.

(5)
In the first quarter of 2011, the Company recorded a tax charge of $17 million ($0.11 per diluted share) in connection with the relocation of its European Division headquarters.  In the first quarter of 2010, the Company recorded a charge of $7 million ($0.04 per diluted share) to recognize the tax impact of new U.S. health care legislation on the Company's deferred taxes.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2011	2010
Assets
Current assets
Cash and cash equivalents	$409	$399
Receivables, net	1,104	1,044
Inventories	1,353	1,076
Prepaid expenses and other current assets	204	128
Total current assets	3,070	2,647

Goodwill	2,047	1,974
Property, plant and equipment, net	1,702	1,453
Other non-current assets	657	716
Total	$7,476	$6,790

Liabilities and equity
Current liabilities
Short-term debt	$413	$218
Current maturities of long-term debt	176	31
Account payable and accrued liabilities	1,994	1,712
Total current liabilities	2,583	1,961

Long-term debt, excluding current maturities	2,884	2,925
Other non-current liabilities	1,670	1,473

Noncontrolling interests	346	395
Crown Holdings shareholders’ equity/(deficit)	(7)	36
Total equity	339	431

Total	$7,476	$6,790

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2011	2010

Cash flows from operating activities
Net income	$42	$67
Depreciation and amortization	40	44
Provision for restructuring	25	22
Asset sales and impairments		(1)
Premiums paid to retire debt early	(25)
Pension expense	24	29
Pension contributions	(18)	(15)
Stock-based compensation	10	7
Working capital changes and other	(415)	(569)

Net cash used for operating activities (A)	(317)	(416)

Cash flows from investing activities
Capital expenditures	(103)	(32)
Proceeds from sale of assets	2	11

Net cash used for investing activities	(101)	(21)

Cash flows from financing activities
Net change in debt	367	396
Common stock repurchased	(6)	(5)
Dividends paid to noncontrolling interests	(6)	(15)
Other, net	(2)	10

Net cash provided by financing activities	353	386

Effect of exchange rate changes on cash and cash equivalents	11	(9)

Net change in cash and cash equivalents	(54)	(60)

Cash and cash equivalents at January 1	463	459

Cash and cash equivalents at March 31	$409	$399

(A)
Free cash flow is defined by the Company as net cash provided by operating activities less capital expenditures.  A reconciliation from net cash provided by operating activities to free cash flow for the three months ended March 31, 2011 and 2010 follows:

Three months ended March 31,	2011	2010

Net cash used for operating activities (1)	$(317)	$(416)
Change in accounts receivable securitization		185
Premiums paid to retire debt early	25
Adjusted net cash used for operating activities	(292)	(231)
Capital expenditures	(103)	(32)
Free cash flow	$(395)	$(263)

(1)
Amounts are presented in accordance with new accounting guidance related to receivables securitizations that was effective as of January 1, 2010.  The impact of the guidance for the three months ended March 31, 2010, was to increase net cash used for operating activites and net cash provided by financing activities by $185 million as compared to the amounts that would have been reported under the previous guidance.